Exhibit 99.2

2016 Equity Incentive Plan

Board approved, 19-Jan-16

Shareholder approved, 11-May-16

Presidio Bank

2016 Equity Incentive Plan

Article 1. Establishment, Purpose, and Duration

1.1    Establishment of the Plan. Presidio Bank, a California banking corporation (hereinafter referred to as the “Company”), establishes a stock-based incentive compensation plan to be known as the Presidio Bank 2016 Equity Incentive Plan (hereinafter referred to as the “Plan”), as set forth in this document.

The Plan shall become effective upon Board adoption of the Plan (the “Effective Date”) and shall remain in effect as provided in Section 1.3 hereof, subject to shareholder approval as set forth in Section 18.7 hereof.

1.2    Purposes of the Plan. The purposes of the Plan are to provide the Company flexible means of compensating Employees, Directors and Independent Contractors of the Company in order to attract, motivate and retain such Employees, Directors and Independent Contractors who become Participants in the Plan, and to promote the success and enhance the value of the Company by linking the personal interests of the Participants to those of the Company’s shareholders and by providing Participants with an incentive for outstanding performance.

1.3    Duration of the Plan. Unless sooner terminated as provided herein, the Plan shall terminate ten (10) years from the Effective Date. After the Plan terminates, no future Awards may be granted, but Awards previously granted shall remain outstanding in accordance with their applicable terms and conditions and the Plan’s terms and conditions.

Article 2. Definitions

Whenever used in the Plan, the following terms shall have the meaning set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized.

2.1    “Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations of the Exchange Act.

2.2    “Award” means, individually or collectively, a grant under this Plan of NSOs, ISOs, SARs, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, or Stock-Based Awards.

2.3    “Award Agreement” means either (i) an agreement entered into by the Company and a Participant setting forth the terms and provisions applicable to an Award granted under this Plan; or (ii) a statement issued by the Company to a Participant describing the terms and provisions of such an Award.

2.4    “Beneficial Owner or Beneficial Ownership” shall have the meaning ascribed to such term in rule 13d-3 of the General Rules and Regulations under the Exchange Act.

2.5    “Board” means the Board of Directors of the Company.

2.6    “Cause” means any of the following with respect to a Participant:

(a)	The Participant’s deliberate violation of any state or federal banking or securities law; or

(b)	The Participant’s deliberate violation of the Bylaws, rules, policies or resolutions of the Company that has a material adverse effect on the Company or any Subsidiary; or

(c)

The Participant’s deliberate violation of the rules or regulations of the California Department of Business Oversight, Division of Financial Institutions or any successor agency, the Federal Deposit Insurance Corporation, the Federal Reserve Board of Governors, the Office of the Comptroller of the Currency or any other regulatory agency or governmental authority having jurisdiction over the Company or any Subsidiary; or

(d)	The Participant’s conviction of any felony, including a plea of nolo contendre; or

(e)	The Participant’s conviction of a crime involving moral turpitude, fraudulent conduct, or dishonest conduct.

2.7    “Change in Control” shall mean any of the following:

(a)

Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) or group becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act) or has the right to acquire beneficial ownership, directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities;

(b)	The consummation of the sale, lease or other disposition by the Company of all or substantially all of the Company’s assets (including any equity interests in subsidiaries); or

(c)

The consummation of a merger, consolidation, business combination, share exchange or similar transaction involving the Company and any other entity (“Business Combination”) which results in the voting securities of the Company outstanding immediately prior thereto representing less than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such Business Combination; or

(d)

Individuals who, as of any date (the “Initial Date”) after the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason, at any time within 12 months following the Initial Date, to constitute at least a majority of the Board; provided, however, that any individual becoming a Director subsequent to the Initial Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the Directors then comprising the Incumbent Board (including for these purposes, the new members whose election or nomination was so approved, without counting the member and his predecessor twice), or whose nomination for election by the Company’s shareholders was approved by a nominating committee solely comprised of members who are Incumbent Board members, shall be considered as though such individual were a member of the Incumbent Board.

Notwithstanding the foregoing, if any payment to be made hereunder as a result of the occurrence one or more of the foregoing events would be considered “nonqualified deferred compensation” for purposes of Section 409A of the Code, then, as to such payment, such event shall constitute a Change in Control only if the event additionally constitutes a “change in ownership,” a “change in effective control” or a “change in the ownership of a substantial portion of the assets” (as such terms are defined for purposes of Section 409A of the Code) of the Company.

2.8    “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, or corresponding provisions of any successor statute thereto.

2.9    “Committee” means the Human Resources and Compensation Committee of the Board. However, if a member of the Human Resources and Compensation Committee is not an “outside director” within the meaning of Section 162(m) of the Code, is not an “independent director” within the meaning of the rules and regulations of the national securities exchange or national market on which the Company’s Stock is then traded, or is not a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act, the Human Resources and Compensation Committee may from time to time delegate some or all of its functions under the Plan to a committee or subcommittee composed of members that meet the relevant requirements. The term “Committee” includes any such committee or subcommittee, to the extent of the Human Resources and Compensation Committee’s delegation.

2.10    “Company” means Presidio Bank, a California banking corporation, and any successor thereto as provided in Article 16 herein.

2.11    “Covered Employee” means a Participant who is a “covered employee,” as defined in Section 162(m) of the Code and the regulations promulgated under Section 162(m) of the Code.

2.12    “Director” means any individual who is a member of the Board or of the board of directors of any Subsidiary.

2.13    “Disability” means a “permanent and total disability” within the meaning of Section 22(e)(3) of the Code and such other disabilities, infirmities, afflictions and conditions as the Committee by rule may include.

2.14    “Employee” means an employee of the Company or any Subsidiary. A Director who is not otherwise employed as an employee of the Company or any Subsidiary shall not be considered an Employee under this Plan.

2.15    “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

2.16    “Fair Market Value” or “FMV” of Shares or Stock on any given date under the Plan shall be determined as follows:

(a)

If the Stock is at the time listed or admitted to trading on any national stock exchange, including the Nasdaq Stock Market or the Nasdaq Capital Market, then the Fair Market Value shall be the closing selling price per share of the Stock on the date of determination on the stock exchange determined by the Committee to be the primary market for the Stock, as such price is officially quoted in the composite tape transactions on such exchange. If there is no reported sale of the Stock on such exchange on the date of determination, then the Fair Market Value shall be the closing price on the exchange on the last preceding date for which such quotation exists.

(b)	If the Stock is at the time neither listed nor admitted to trading on any national stock exchange, but is traded over-the-counter (including on the Over-the-Counter Bulletin

Board), then the Fair Market Value shall be the daily average closing selling price for the Stock during the 30-day period immediately preceding the date of determination, as reported, for each day within such 30-day period on which a sale transaction is reported, by the principal automated inter-dealer quotation system on which such Stock is quoted or, if Stock is not quoted on any such system, by the “Pink Sheets” published by the National Quotation Bureau, or through any successor system. Notwithstanding the foregoing, for purposes of determining the taxable amount of any Award at a time that the Stock is neither listed nor admitted to trading on any national stock exchange, but is traded over-the-counter (including on the Over-the-Counter Bulletin Board), Fair Market Value is the closing selling price for the Stock on the date on which the Award is or becomes taxable, as reported by the principal automated inter-dealer quotation system on which such Stock is quoted or, if Stock is not quoted on any such system, by the “Pink Sheets” published by the National Quotation Bureau, or through any successor system. If there is no reported selling price for the Stock on such date of determination, then, for purposes of determining the taxable amount of any Award, the Fair Market Value is the last reported closing selling price for the Stock on the last preceding date for which such a selling price exists.

(c)

If the Stock is at the time neither listed nor admitted to trading on any stock exchange, or over-the-counter or the Pink Sheets, then the Fair Market Value shall be determined by the Committee in good faith on such basis and taking into account such factors as the Committee shall deem appropriate, without regard to any restriction other than a restriction which, by its terms, will never lapse, and to the extent applicable in a manner consistent with the requirements of Section 409A of the Code.

2.17    “Freestanding SAR” means a SAR that is granted independently of any Options, as described in Article 7 herein.

2.18    “Grant Price” means the price at which a SAR may be exercised by a Participant, as determined by the Committee and set forth in Section 7.1 herein.

2.19    “Incentive Stock Option” or “ISO” means an Option to purchase Shares granted under Article 6 herein and that is designated as an Incentive Stock Option and is intended to meet the requirements of Section 422 of the Code.

2.20    “Independent Contractor” means an individual providing services to the Company or any Subsidiary, other than a Director or an Employee. Such Independent Contractor shall be eligible to participate in the Plan as selected by the Committee in accordance with Article 5. Notwithstanding any other provision in the Plan to the contrary, the following shall apply in the case of an Independent Contractor who is allowed to participate in the Plan: (a) with respect to any reference in this Plan to the working relationship between such Independent Contractor and the Company or a Subsidiary, the term “service” shall apply as may be appropriate in lieu of the term “employment” or “employ”; (b) no such Independent Contractor shall be eligible for a grant of an ISO; and (c) the exercise period and vesting of an Award following such Independent Contractor’s termination from service shall be specified and governed under the terms and conditions of the Award as may be determined by the Committee and set forth in the Independent Contractor’s Award Agreement related to such Award.

2.21    “Insider” shall mean an individual who is, on the relevant date, an officer, Director, or more than ten percent (10%) Beneficial Owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined by the Board in accordance with Section 16 of the Exchange Act.

2.22    “Non-Employee Director” shall mean an individual who is serving as a Director and is not also concurrently serving as an Employee.

2.23    “Nonstatutory Stock Option” or “NSO” means an Option to purchase Shares, granted under Article 6 herein, which is not intended to be an Incentive Stock Option or that otherwise does not meet such requirements.

2.24    “Option” means an Incentive Stock Option or a Nonstatutory Stock Option, as described in Article 6 herein.

2.25    “Option Price” means the price at which a Share may be purchased by a Participant pursuant to an Option, as determined by the Committee.

2.26    “Participant” means an Employee, Director or Independent Contractor who has been selected to receive an Award or who has an outstanding Award granted under the Plan.

2.27    “Performance-Based Compensation” means compensation under an Award that satisfies the requirements of Section 162(m) of the Code for deductibility of remuneration paid to Covered Employees.

2.28    “Performance Measures” means measures as described in Article 11 on which the performance goals are based and which are approved by the Company’s shareholders pursuant to this Plan in order to qualify Awards as Performance-Based Compensation.

2.29    “Performance Period” means the period of time during which the performance goals must be met in order to determine the degree of payout and/or vesting with respect to an Award.

2.30    “Performance Share” means an Award of Shares granted to a Participant, as described in Article 9 herein.

2.31    “Performance Unit” means an Award designated as such granted to a Participant, as described in Article 9 herein.

2.32    “Period of Restriction” means the period during which an Award is subject to forfeiture based on the passage of time, the achievement of performance goals, and/or upon the occurrence of other events as determined by the Committee, in its discretion.

2.33    “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

2.34    “Restricted Stock” means an Award of Shares granted to a Participant pursuant to Article 8 herein.

2.35    “Restricted Stock Unit” means an Award designated as such granted to a Participant pursuant to Article 8 herein.

2.36    “Service” means a Participant’s employment or other service with the Company or any Subsidiary, whether as an Employee, a Director or an Independent Contractor. Unless otherwise provided by the Committee, a Participant’s Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders such Service or a change in the entity for which the

Participant renders such Service, provided that there is no interruption or termination of the Participant’s Service. Furthermore, a Participant’s Service shall not be deemed to have been interrupted or terminated if the Participant takes any military leave, sick leave, or other bona fide leave of absence approved by the Company. However, unless otherwise provided by the Committee, if any such leave taken by a Participant exceeds ninety (90) days, then on the ninety-first (91st) day following the commencement of such leave the Participant’s Service shall be deemed to have terminated, unless the Participant’s right to return to Service is guaranteed by statute or contract. Notwithstanding the foregoing, unless otherwise designated by the Committee or required by law, an unpaid leave of absence shall not be treated as Service for purposes of determining vesting under the Participant’s Award Agreement. A Participant’s Service shall be deemed to have terminated either upon an actual termination of Service or upon the business entity for which the Participant performs Service ceasing to be an affiliate of the Company. Subject to the foregoing, the Committee, in its discretion, shall determine whether the Participant’s Service has terminated and the effective date of and reason for such termination.

2.37    “Shares” or “Stock” means shares of common stock of the Company.

2.38    “Stock Appreciation Right” or “SAR” means an Award, designated as a SAR, pursuant to the terms of Article 7 herein.

2.39    “Stock-Based Award” means an Award granted pursuant to the terms of Article 10 herein.

2.40    “Subsidiary” means any corporation, partnership, joint venture, limited liability company, or other entity (other than the Company) in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain owns at least fifty percent (50%) of the total combined voting power in one of the other entities in such chain.

2.41    “Tandem SAR” means a SAR that is granted in connection with a related Option pursuant to Article 7 herein, the exercise of which shall require forfeiture of the right to purchase a Share under the related Option (and when a Share is purchased under the Option, the Tandem SAR shall similarly be cancelled) or a SAR that is granted in tandem with an Option but the exercise of such Option does not cancel the SAR, but rather results in the exercise of the related SAR.

Article 3. Administration

3.1    General. The Committee shall be responsible for administering the Plan. The Committee may employ attorneys, consultants, accountants, and other persons, and the Committee, the Company, and its officers and Directors shall be entitled to rely upon the advice, opinions, or valuations of any such persons. All actions taken and all interpretations and determinations made by the Committee shall be final, conclusive, and binding upon the Participants, the Company, and all other interested parties.

3.2    Authority of the Committee. The Committee shall have full and exclusive discretionary power and authority to interpret the terms and the intent of the Plan and to determine eligibility for Awards and to adopt such rules, regulations, and guidelines for administering the Plan as the Committee may deem necessary or proper. Such authority shall include, but not be limited to, selecting Award recipients, establishing all Award terms and conditions and, subject to Article 14, adopting modifications and amendments or subplans to the Plan or modifications or amendments to any Award Agreement, including without limitation, any that are necessary to comply with the laws of any country in which the Company or any Subsidiary operates.

3.3    Delegation. The Committee may delegate to one or more of its members or to one or more officers of the Company or any Subsidiary, or to one or more agents or advisors such administrative duties as it may deem advisable, and the Committee or any person to whom it has delegated duties as aforesaid may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan. Except with respect to Awards to Insiders, the Committee may (to the extent permitted by applicable law), by resolution, authorize one or more officers of the Company to do one or both of the following: (a) designate Employees and Independent Contractors to be recipients of Awards; and (b) determine the size of the Award; provided, however, that the resolution providing such authorization sets forth the total number of Shares subject to Awards such officer or officers may grant.

Article 4. Shares Subject to the Plan and Maximum Awards

4.1    Number of Shares Available for Awards. Subject to adjustment as provided in this Article 4, the number of Shares which may be delivered pursuant to Awards granted under the Plan (the “Share Authorization”) shall be five hundred thousand (500,000) Shares. Any Shares related to Awards that terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of such Shares, are settled in cash in lieu of Shares, or are exchanged with the Committee’s permission for Awards not involving Shares, shall be available again for grant under the Plan. Moreover, if a SAR is exercised, only the number of Shares issued, if any, will be deemed delivered for purposes of determining the maximum number of Shares available for delivery under the Plan. The maximum number of Shares available for issuance under the Plan shall not be reduced to reflect any dividends or dividend equivalents that are reinvested into additional Shares or credited as additional Restricted Stock, Restricted Stock Units, Performance Shares, or Stock-Based Awards. The Shares available for issuance under the Plan may be authorized and unissued Shares or treasury Shares. Following shareholder approval of the Plan, no new option grants shall be made under the Company’s Amended and Restated 2006 Stock Option Plan (the “2006 Plan”), provided, however, the Company may continue to issue shares of common stock pursuant to the terms of the 2006 Plan to honor option grants which are outstanding as of the date of shareholder approval of this Plan.

4.2    Adjustments in Authorized Shares. In the event of any corporate event or transaction (including, but not limited to, a change in the Shares of the Company or the capitalization of the Company) such as a merger, consolidation, reorganization, recapitalization, separation, stock dividend, stock split, reverse Stock split, split up, spin-off, or other distribution of stock or property of the Company, combination of securities, exchange of securities, dividend in kind, or other like change in capital structure or distribution (other than normal cash dividends) to shareholders of the Company, or any similar corporate event or transaction, the Committee, in its sole discretion, in order to prevent dilution or enlargement of Participants’ rights under the Plan, shall substitute or adjust, in an equitable manner, as applicable, the number and kind of Shares that may be issued under the Plan, the number and kind of Shares subject to outstanding Awards, the Option Price or Grant Price applicable to outstanding Awards, any Award limits (including limitations set forth in Section 5.3 herein), and other value determinations applicable to outstanding Awards.

Appropriate adjustments may also be made by the Committee in the terms of any Awards under the Plan to reflect such changes or distributions and to modify any other terms of outstanding Awards on an equitable basis, including modifications of performance goals and changes in the length of Performance Periods. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under the Plan.

4.3    Substitute Awards. Notwithstanding any other provisions of this Plan to the contrary, where the outstanding shares of another corporation are changed into or exchanged for Shares in a merger, consolidation, reorganization or similar transaction, then, subject to the approval of the Board, Awards may be granted in exchange for unexercised, unexpired similar equity based awards of the other corporation, and the exercise price of the Shares subject to any Option or Stock Appreciation Right so granted may be fixed at a price less than one hundred percent of the Fair Market Value of the Stock at the time such Award is granted if said exercise price or grant price has been determined to be not less than the exercise price or grant price set forth in the stock option or stock appreciation right of the other corporation, with appropriate adjustment to reflect the exchange ratio of the shares of stock of the other corporation into the Shares. The number of shares of the awards of the other corporation shall also be adjusted in accordance with the exchange ratio so that any substituted Award shall reflect such adjustment.

Article 5. Eligibility and Participation

5.1    Eligibility. Individuals eligible to participate in the Plan include all Employees, Directors, and Independent Contractors.

5.2    Participation. Subject to the provisions of the Plan, the Committee may from time to time, select from all eligible Employees, Directors, and Independent Contractors, those to whom Awards shall be granted and shall determine the nature and amount of each Award.

5.3    Limitation on Annual Grants. No Participant shall be granted Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units (if denominated in Shares) or Stock-Based Awards, in each case whether payable in Shares or in cash, covering or referencing in the aggregate more than 25,000 Shares during any calendar year. In no event shall the aggregate number of Shares covered or referenced by all of the Options and Stock Appreciation Rights, whether the SARs are payable in Shares or in cash, granted to any one Participant in any one calendar year exceed 50,000 Shares. In addition to the foregoing limitations, if the Participant is a Non-Employee Director, the maximum aggregate amount awarded or credited under this Plan with respect to Awards in any one calendar year shall not have a Fair Market Value that exceeds $150,000, determined as of the date of grant.

Article 6. Stock Options

6.1    Grant of Options. Subject to the terms and provisions of the Plan, Options may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee, provided that ISOs shall not be granted to Non-Employee Directors and Independent Contractors.

6.2    Award Agreement. Each Option grant shall be evidenced by an Award Agreement that shall specify the Option Price, the duration of the Option, the number of Shares to which the Option pertains, the conditions upon which an Option shall become vested and exercisable, and such other provisions as the Committee shall determine which are not inconsistent with the terms of the Plan. The Award Agreement also shall specify whether the Option is intended to be an ISO or a NSO.

6.3    Option Price. The Option Price for each grant of an Option under this Plan shall be determined by the Committee and shall be specified in the Award Agreement. The Option Price shall be not less than one hundred percent (100%) of the FMV of the Shares on the date of grant.

6.4    Duration of Options. Each Option granted to a Participant shall expire at such time as the Committee shall determine at the time of grant; provided, however, no Option shall be exercisable later than the tenth (10th) anniversary of the date of its grant.

6.5    Exercise of Options. Options granted under this Article 6 shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which need not be the same for each grant or for each Participant. Options granted under this Article 6 shall be exercised by the delivery of a written notice of exercise to the Company, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment of the Option Price for the Shares.

6.6    Payment. Payment of the Option Price for the number of Shares being purchased pursuant to any Option shall be made (i) in cash, by check or in cash equivalent; (ii) if and to the extent set forth in the Award Agreement, by means of (1) a Stock Tender Exercise, (2) a Cashless Exercise or (3) a Net Exercise; (iii) by such other consideration as may be approved by the Board from time to time to the extent permitted by applicable law; or (iv) by any combination thereof. The Committee may at any time or from time to time grant Options which do not permit all of the foregoing forms of consideration to be used in payment of the Option Price or which otherwise restrict one or more forms of consideration. For purposes of this section:

(a)

“Stock Tender Exercise” means the delivery of a properly executed exercise notice accompanied by a Participant’s tender to the Company, or attestation to the ownership, in a form acceptable to the Company of whole Shares having a Fair Market Value that does not exceed the aggregate Option Price of the Shares with respect to which the Option is exercised. A Stock Tender Exercise shall not be permitted if it would constitute a violation of the provisions of any law, regulation or agreement restricting the redemption of the Company’s Stock. If required by the Company, the Option may not be exercised by tender to the Company, or attestation to the ownership, of Shares unless such Shares either have been owned by the Participant for a period of time required by the Company (and not used for another option exercise by attestation during such period) or were not acquired, directly or indirectly, from the Company.

(b)

“Cashless Exercise,” which shall be permitted only upon the class of Shares subject to the Option becoming publicly traded in an established securities market, means the delivery of a properly executed exercise notice together with irrevocable instructions to a broker providing for the assignment to the Company of the proceeds of a sale or loan with respect to some or all of the Shares being acquired upon the exercise of the Option (including, without limitation, through an exercise complying with the provisions of Regulation T as promulgated from time to time by the Board of Governors of the Federal Reserve System). The Company reserves, at any and all times, the right, in the Company’s sole and absolute discretion, to establish, decline to approve or terminate any program or procedures for the exercise of Options by means of a Cashless Exercise, including with respect to one or more Participants specified by the Company notwithstanding that such program or procedures may be available to other Participants.

(c)

“Net Exercise” means the delivery of a properly executed exercise notice followed by a procedure pursuant to which (1) the Company will reduce the number of Shares otherwise issuable to a Participant upon the exercise of an Option by the largest whole number of Shares having a Fair Market Value that does not exceed the aggregate Option Price for the Shares with respect to which the Option is exercised, and (2) the Participant shall pay to the Company in cash the remaining balance of such aggregate Option Price not satisfied by such reduction in the number of whole Shares to be issued.

6.7    Restrictions on Share Transferability. The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option granted under this Article 6 as it may deem advisable, including, without limitation, requiring the Participant to hold the Shares acquired pursuant to exercise for a specified period of time, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, and under any blue sky or state securities laws applicable to such Shares.

6.8    Termination of Service. Each Participant’s Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the Option following termination of the Participant’s Service with the Company and its Subsidiaries. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Options issued pursuant to this Article 6, and may reflect distinctions based on the reasons for termination.

(a)

Option Exercisability. Subject to earlier termination of the Option as otherwise provided by this Plan and unless a different exercise period is provided by the Committee in an Award Agreement or amendment thereto (which periods need not be uniform among all Options issued pursuant to the Plan), an Option shall terminate immediately upon the Participant’s termination of Service to the extent that it is then unvested and shall be exercisable after the Participant’s termination of Service to the extent it is then vested only during the applicable time period determined in accordance with this Section and thereafter shall terminate:

(i)

Disability. If the Participant’s Service terminates because of the Disability of the Participant, the Option, to the extent unexercised and exercisable for vested shares on the date on which the Participant’s Service terminated, may be exercised by the Participant (or the Participant’s guardian or legal representative) at any time prior to the expiration of twelve (12) months after the date on which the Participant’s Service terminated, but in any event no later than the date of expiration of the Option’s term as set forth in the Award Agreement evidencing such Option (the “Option Expiration Date”).

(ii)

Death. If the Participant’s Service terminates because of the death of the Participant, the Option, to the extent unexercised and exercisable for vested shares on the date on which the Participant’s Service terminated, may be exercised by the Participant’s legal representative or other person who acquired the right to exercise the Option by reason of the Participant’s death at any time prior to the expiration of twelve (12) months after the date on which the Participant’s Service terminated, but in any event no later than the Option Expiration Date. The Participant’s Service shall be deemed to have terminated on account of death if the Participant dies within three (3) months after the Participant’s termination of Service other than for Cause.

(iii)

Termination for Cause. Notwithstanding any other provision of the Plan to the contrary, if the Participant’s Service is terminated for Cause, the Option shall terminate in its entirety and cease to be exercisable immediately upon such termination of Service.

(iv)

Other Termination of Service. If the Participant’s Service terminates for any reason, except Disability, death or Cause, the Option, to the extent unexercised and exercisable for vested shares on the date on which the Participant’s Service terminated, may be exercised by the Participant at any time prior to the expiration of three (3) months after the date on which the Participant’s Service terminated, but in any event no later than the Option Expiration Date.

(b)

Extension if Exercise Prevented by Law. Notwithstanding the foregoing other than termination of Service for Cause, if the exercise of an Option within the applicable time periods set forth in Section 6.8(a) is prevented by the provisions of Section 18.4 below, the Option shall remain exercisable until the later of (i) thirty (30) days after the date such exercise first would no longer be prevented by such provisions or (ii) the end of the applicable time period under Section 6.8(a), but in any event no later than the Option Expiration Date.

6.9    Transferability of Options.

(a)

Incentive Stock Options. No ISO granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, all ISOs granted to a Participant under this Article 6 shall be exercisable during his or her lifetime only by such Participant.

(b)

Nonstatutory Stock Options. Except as otherwise provided in a Participant’s Award Agreement or otherwise at any time by the Committee, no NSO granted under this Article 6 may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution; provided that the Board or Committee may permit further transferability, on a general or a specific basis, and may impose conditions and limitations on any permitted transferability. Further, except as otherwise provided in a Participant’s Award Agreement or otherwise at any time by the Committee, or unless the Board or the Committee decides to permit further transferability, all NSOs granted to a Participant under this Article 6 shall be exercisable during his or her lifetime only by such Participant.

6.10    Incentive Stock Option Limitations.

(a)

Maximum Number of Shares Issuable Pursuant to Incentive Stock Options. Subject to Section 4.1 and any adjustment as provided in Section 4.2, the maximum aggregate number of Shares that may be issued under the Plan pursuant to the exercise of ISOs shall be five hundred thousand (500,000) Shares. The maximum aggregate number of Shares that may be issued under the Plan pursuant to all Awards (including Shares issued pursuant to ISOs) shall be the number of shares determined in accordance with Section 4.1, subject to adjustment as provided in Section 4.2.

(b)

Fair Market Value Limitation. To the extent that Options designated as ISOs (granted under all stock plans of the Company, including the Plan) become exercisable by a Participant for the first time during any calendar year for Stock having a Fair Market Value greater than One Hundred Thousand Dollars ($100,000), the portions of such Options that exceed such amount shall be treated as NSOs. For purposes of this Section, Options designated as ISOs shall be taken into account in the order in which they were granted, and the Fair Market Value of Shares shall be determined as of the time the Option with respect to such Shares is granted. If the Code is amended to provide for a limitation different from that set forth in this Section, such different limitation shall be deemed incorporated herein effective as of the date and with respect to such Options as required or permitted by such amendment to the Code. If an Option is treated as an ISO in part and as a NSO in part by reason of the limitation set forth in this Section, the Participant may designate which portion of such Option the Participant is exercising. In the absence of such designation, the Participant shall be deemed to have exercised the ISO portion of the Option first. Upon exercise of the Option, Shares issued pursuant to each such portion shall be separately identified.

(c)

Notification of Disqualifying Disposition. The Participant will notify the Company upon the disposition of Shares issued pursuant to the exercise of an ISO. The Company will use such information to determine whether a disqualifying disposition as described in Section 421(b) of the Code has occurred.

Article 7. Stock Appreciation Rights

7.1    Grant of SARs. Subject to the terms and conditions of the Plan, SARs may be granted to Participants at any time and from time to time as shall be determined by the Committee. The Committee may grant Freestanding SARs, Tandem SARs, or any combination of these forms of SARs.

Subject to the terms and conditions of the Plan, the Committee shall have complete discretion in determining the number of SARs granted to each Participant and, consistent with the provisions of the Plan, in determining the terms and conditions pertaining to such SARs.

The SAR Grant Price of each Freestanding SAR shall be determined by the Committee and shall be specified in the Award Agreement. The Grant Price of each Tandem SAR shall be equal to the Option Price of the related Option. The SAR Grant Price of each SAR must be not less than one hundred percent (100%) of the FMV of the Shares on the date of grant.

7.2    SAR Agreement. Each SAR shall be evidenced by an Award Agreement that shall specify the Grant Price, the term of the SAR, and such other provisions as the Committee shall determine.

7.3    Term of SAR. The term of a SAR granted under the Plan shall be determined by the Committee, in its sole discretion, and except as determined otherwise by the Committee and specified in the SAR Award Agreement, no SAR shall be exercisable later than the tenth (10th) anniversary of the date of its grant.

7.4    Exercise of Freestanding SARs. Freestanding SARs may be exercised upon whatever terms and conditions the Committee, in its sole discretion, imposes upon them.

7.5    Exercise of Tandem SARs. Tandem SARs may be exercised for all or part of the Shares subject to the related Option upon the surrender of the right to exercise the equivalent portion of the related Option. A Tandem SAR may be exercised only with respect to the Shares for which its related Option is then exercisable.

7.6    Payment of SAR Amount. Upon the exercise of a SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

(a)	The difference between the FMV of a Share on the date of exercise over the Grant Price; by

(b)	The number of Shares with respect to which the SAR is exercised.

At the discretion of the Committee, the payment upon SAR exercise may be in cash, in Shares of equivalent value, in some combination thereof, or in any other manner approved by the Committee at its sole discretion. The Committee’s determination regarding the form of SAR payout shall be set forth or reserved for later determination in the Award Agreement pertaining to the grant of the SAR.

7.7    Termination of Service. Each Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the SAR following termination of the Participant’s Service with the Company and its Subsidiaries. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with Participants, need not be uniform among all SARs issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination.

7.8    Nontransferability of SARs. Except as otherwise provided in a Participant’s Award Agreement, no SAR granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution; provided that the Board or Committee may permit further transferability, on a general or a specific basis, and may impose conditions and limitations on any permitted transferability. Further, except as otherwise provided in a Participant’s Award Agreement or otherwise unless the Board or the Committee decides to permit further transferability, all SARs granted to a Participant under this Article 7 shall be exercisable during his or her lifetime only by such Participant.

7.9    Other Restrictions. The Committee shall impose such other conditions and/or restrictions on any Shares received upon exercise of a SAR granted pursuant to the Plan as it may deem advisable. This includes, but is not limited to, requiring the Participant to hold the Shares received upon exercise of a SAR for a specified period of time.

Article 8. Restricted Stock and Restricted Stock Units

8.1    Grant of Restricted Stock or Restricted Stock Units. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock and/or Restricted Stock Units to Participants in such amounts, as the Committee shall determine. Restricted Stock Units shall be similar to Restricted Stock except that no Shares are actually awarded to the Participant on the date of grant.

8.2    Restricted Stock or Restricted Stock Unit Agreement. Each Restricted Stock and/or Restricted Stock Unit grant shall be evidenced by an Award Agreement that shall specify the Period(s) of Restriction, the number of Shares of Restricted Stock or the number of Restricted Stock Units granted, the time and form of payment of Restricted Stock Units, and such other provisions as the Committee shall determine. Restricted Stock Units shall be paid in cash, Shares, or a combination of cash and Shares as the Committee, in its sole discretion, shall determine at the time of grant and set forth in the applicable Award Agreement.

8.3    Transferability. Except as provided in this Article 8, the Shares of Restricted Stock and/or Restricted Stock Units granted herein may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction established by the Committee and specified in the Award Agreement (and in the case of Restricted Stock Units until the date of delivery or other payment), or upon earlier satisfaction of any other conditions, as specified by the Committee, in its sole discretion, and set forth in the Award Agreement. All rights with respect to the Restricted Stock and/or Restricted Stock Units granted to a Participant under the Plan shall be available during his or her lifetime only to such Participant.

8.4    Other Restrictions. The Committee shall impose such other conditions and/or restrictions on any Shares of Restricted Stock or Restricted Stock Units granted pursuant to the Plan as it may deem advisable including, without limitation, a requirement that Participants pay a stipulated purchase price for each Share of Restricted Stock or each Restricted Stock Unit, restrictions based upon the achievement of specific performance goals, time-based restrictions on vesting following the attainment of the performance goals, time-based restrictions, restrictions under applicable federal or state securities laws, or any holding requirements or sale restrictions placed on the Shares by the Company upon vesting of such Restricted Stock or Restricted Stock Units.

To the extent deemed appropriate by the Committee, the Company may retain the certificates representing Shares of Restricted Stock in the Company’s possession until such time as all conditions and/or restrictions applicable to such Shares have been satisfied or lapse.

Except as otherwise provided in this Article 8, Shares of Restricted Stock covered by each Restricted Stock Award shall become freely transferable by the Participant after all conditions and restrictions applicable to such Shares have been satisfied or lapse.

8.5    Certificate Legend. In addition to any legends placed on certificates pursuant to Section 8.4 herein, each certificate representing Shares of Restricted Stock granted pursuant to the Plan may bear a legend such as the following:

“The sale or other transfer of the Shares of Stock represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer as set forth in the Presidio Bank 2016 Equity Incentive Plan, and in the associated Restricted Stock Award Agreement. A copy of the Plan and such Restricted Stock Award Agreement may be obtained from Presidio Bank”

8.6    Voting Rights. To the extent permitted or required by law, as determined by the Committee, Participants holding Shares of Restricted Stock granted hereunder shall have the right to exercise full voting rights with respect to those Shares during the Period of Restriction. A Participant shall have no voting rights with respect to any Restricted Stock Units granted hereunder, but rather only with respect to any Shares that have been received pursuant to and following the vesting of the Restricted Stock Units.

8.7    Dividends and Dividend Equivalents. During the Period of Restriction, Participants holding Shares of Restricted Stock or Restricted Stock Units granted hereunder may, if the Committee so determines, be credited with dividends paid with respect to Restricted Stock or dividend equivalents with respect to Restricted Stock Units while they are so held in a manner determined by the Committee in its sole discretion. The Committee may apply any restrictions to the dividends or dividend equivalents that the Committee deems appropriate. The Committee, in its sole discretion, may determine the form of payment of dividends or dividend equivalents, including cash, Shares, Restricted Stock, or Restricted Stock Units and such dividends or dividend equivalents may be subject to accrual, forfeiture, or payout restrictions as determined by the Committee.

8.8    Termination of Service. Each Award Agreement shall set forth the extent to which the Participant shall have the right to retain Restricted Stock and/or Restricted Stock Units following termination of the Participant’s Service with the Company and its Subsidiaries. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Shares of Restricted Stock or Restricted Stock Units issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination.

8.9    Section 83(b) Election. The Committee may provide in an Award Agreement that the Award of Restricted Stock is conditioned upon the Participant making or refraining from making an election with respect to the Award under Section 83(b) of the Code. If a Participant makes an election pursuant to Section 83(b) of the Code concerning a Restricted Stock Award, the Participant shall promptly submit a copy of such election to the Company.

Article 9. Performance Shares and Performance Units

9.1    Grant of Performance Shares and Performance Units. Subject to the terms of the Plan, Performance Shares and/or Performance Units may be granted to Participants in such amounts and upon such terms, and at any time and from time to time, as shall be determined by the Committee.

9.2    Value of Performance Shares and Performance Units. Each Performance Share shall have an initial value equal to the FMV of a Share on the date of grant. Each Performance Unit shall have an initial value that is established by the Committee at the time of grant. The Committee shall set performance goals in its discretion which, depending on the extent to which they are met, will determine the value and/or number of Performance Shares/Performance Units that will be paid out to the Participant.

9.3    Earning of Performance Shares and Performance Units. Subject to the terms of this Plan, after the applicable Performance Period has ended, the holder of Performance Shares/Performance Units shall be entitled to receive payout on the value and number of Performance Shares/Performance Units earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance goals have been achieved. Notwithstanding the foregoing, the Company has the ability to require the Participant to hold the Shares received pursuant to such Award for a specified period of time.

9.4    Form and Timing of Payment of Performance Shares and Performance Units. Payment of earned Performance Shares/Performance Units shall be as determined by the Committee and as evidenced in the Award Agreement. Subject to the terms of the Plan, the Committee, in its sole discretion, may pay earned Performance Shares/Performance Units in the form of cash or in Shares (or in a combination thereof) equal to the value of the earned Performance Shares/Performance Units as soon as practicable after the end of the applicable Performance Period, but in no event later than 2 1⁄2 months following the end of the calendar year in which such Performance Period ends; provided, however, that any Shares may be granted subject to restrictions deemed appropriate by the Committee. The determination of the Committee with respect to the form of payout of such Awards shall be set forth in the Award Agreement pertaining to the grant of the Award.

9.5    Dividend Equivalents. At the discretion of the Committee, Participants holding Performance Shares may be entitled to receive dividend equivalents with respect to dividends declared with respect to the Shares. Such dividend equivalents may be subject to accrual, forfeiture, or payout restrictions as determined by the Committee in its sole discretion.

9.6    Termination of Service. Each Award Agreement shall set forth the extent to which the Participant shall have the right to retain Performance Shares and/or Performance Units following termination of the Participant’s Service with the Company and its Subsidiaries. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Awards of Performance Shares or Performance Units issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination.

9.7    Nontransferability. Except as otherwise provided in a Participant’s Award Agreement, Performance Shares/Performance Units may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except as otherwise provided in a Participant’s Award Agreement, a Participant’s rights under the Plan shall be exercisable during his or her lifetime only by such Participant.

Article 10. Stock-Based Awards

10.1    Stock-Based Awards. The Committee may grant other types of equity-based or equity- related Awards (including the grant or offer for sale of unrestricted Shares) in such amounts and subject to such terms and conditions, as the Committee shall determine. Such Awards may entail the transfer of actual Shares to Participants, or payment in cash or otherwise of amounts based on the value of Shares and may include, without limitation, Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.

10.2    Value of Stock-Based Awards. Each Stock-Based Award shall have a value based on the value of a Share, as determined by the Committee. The Committee may establish performance goals in its discretion. If the Committee exercises its discretion to establish performance goals, the number and/or value of Stock-Based Awards that will be paid out to the Participant will depend on the extent to which the performance goals are met.

10.3    Earning of Stock-Based Awards. Subject to the terms of this Plan, the holder of Stock- Based Awards shall be entitled to receive payout on the number and value of Stock-Based Awards earned by the Participant, to be determined as a function of the extent to which applicable performance goals, if any, have been achieved.

10.4    Form and Timing of Payment of Stock-Based Awards. Payment of earned Stock-Based Awards shall be as determined by the Committee and as evidenced in the Award Agreement. Subject to the terms of the Plan, the Committee, in its sole discretion, may pay earned Stock-Based Awards in the form of cash or in Shares (or in a combination thereof) that have an aggregate FMV equal to the value of the earned Stock-Based Awards. Such Shares may be granted subject to any restrictions deemed appropriate by the Committee. The determination of the Committee with respect to the form of payout of such Awards shall be set forth in the Award Agreement pertaining to the grant of the Award.

10.5    Termination of Service. Each Award Agreement shall set forth the extent to which the Participant shall have the right to receive Stock-Based Awards following termination of the Participant’s Service with the Company and its Subsidiaries. Such provisions shall be determined in the sole discretion of the Committee shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Awards of Stock-Based Awards issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination.

10.6    Nontransferability. Except as otherwise provided in a Participant’s Award Agreement, Stock-Based Awards may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except as otherwise provided in a Participant’s Award Agreement, a Participant’s rights under the Plan shall be exercisable during the Participant’s lifetime only by the Participant.

10.7    Dividend Equivalents. At the discretion of the Committee, Participants holding Stock- Based Awards may be entitled to receive dividend equivalents with respect to dividends declared with respect to the Shares. Such dividend equivalents may be subject to accrual, forfeiture, or payout restrictions as determined by the Committee in its sole discretion.

Article 11. Performance Measures

11.1    Performance Criteria. Unless and until the Committee proposes for shareholder vote and the shareholders approve a change in the general Performance Measures set forth in this Article 11, the performance goals upon which the payment or vesting of an Award to a Covered Employee that is intended to qualify as Performance-Based Compensation shall be limited to the following Performance Measures: net sales; gross sales; revenue; net revenue; gross revenue; net income; net income after capital costs, non- interest income compared to net interest income ratio; growth of loans and/or deposits; growth in number of customers, households or assets; cost per dollar loan growth; cost per dollar deposit growth; revenue per personnel; operating expense to budget; cash generation; cash flow; unit volume; market share; cost reduction; costs and expenses (including expense efficiency ratios and other expense measures); strategic plan development and implementation; customer satisfaction; credit quality measures; full-time equivalency control; allowance for loan losses; operating efficiency; loan charge offs; loan write downs; non-performing or impaired loans; return measures (including, but not limited to, return on assets, risk- adjusted return on capital or return on equity); return on net assets; return on actual or pro forma assets; return on average assets; return on capital; return on investment; return on working capital; return on net capital employed; working capital; asset turnover; economic value added; total shareholder return; fee income; net income; net income before capital costs; net income before taxes; operating income; operating profit margin; net income margin; net interest margin; capacity utilization; increase in customer base; book value; stock price (including, but not limited to, growth measures and total shareholder return); earnings per share (actual or targeted growth); stock price earnings ratio; margins; earnings before interest, taxes, depreciation and amortization expenses (“EBITDA”); earnings before interest and taxes (“EBIT”); earnings before interest (“EBI”); or EBITDA, EBIT, EBI or earnings before taxes and unusual or nonrecurring items as measured either against the annual budget or as a ratio to revenue.

11.2    Manner of Measurement. Any Performance Measure(s) may be designated to apply on a “core” basis, where at the discretion of the Committee certain non-recurring items may be excluded for purposes of determining the attainment of the Performance Measure(s). In addition, any Performance Measure(s) may be used to measure the performance of the Company as a whole, or any subsidiary, affiliate, business unit of the Company, in comparison with peer group performance or to an index, or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Measures as compared to the performance of a group of comparator companies, or published or special index that the Committee, in its sole discretion, deems appropriate. The Committee also has the authority to provide for accelerated vesting of any Award that is based on the achievement of performance goals pursuant to the Performance Measures specified in this Article 11.

11.3    Excludable Items. The Committee may provide in any such Award that any evaluation of performance may include or exclude any of the following events that occurs during a Performance Period: (a) asset write-downs; (b) litigation or claim judgments or settlements; (c) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results; (d) reorganization or restructuring programs; (e) extraordinary or nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year; (f) acquisitions or divestitures; and (g) foreign exchange gains and losses. To the extent such inclusions or exclusions affect Awards to Covered Employees, they shall be prescribed in a form that meets the requirements of Code Section 162(m) for deductibility.

11.4    No Upward Adjustment. Awards that are designed to qualify as Performance-Based Compensation, and that are held by Covered Employees, may not be adjusted upward. The Committee shall retain the discretion to adjust such Awards downward.

11.5    Committee Discretion. In the event that applicable tax and/or securities laws change to permit Committee discretion to alter the governing Performance Measures without obtaining shareholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining shareholder approval. In addition, in the event that the Committee determines that it is advisable to grant Awards that shall not qualify as Performance-Based Compensation, the Committee may make such grants without satisfying the requirements of Code Section 162(m).

Article 12. Rights of Employees, Directors and Independent Contractors

12.1    Employment or Other Service. Nothing in the Plan or an Award Agreement shall interfere with or limit in any way the right of the Company or any Subsidiary to terminate any Participant’s employment or other Service relationship at any time, nor confer upon any Participant any right to continue in the capacity in which he or she is employed or otherwise serves the Company or any Subsidiary.

For purposes of the Plan, transfer of Service of a Participant between the Company and any Subsidiary or between Subsidiaries shall not be deemed a termination of Service. Additionally, the Committee shall have the ability to stipulate in a Participant’s Award Agreement that a transfer to a company that is spun-off from the Company shall not be deemed a termination of Service with the Company for purposes of the Plan until the Participant’s Service is terminated with the spun-off company.

12.2    Participation. No Employee, Director or Independent Contractor shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

12.3    Rights as a Shareholder. A Participant shall have none of the rights of a shareholder with respect to Shares covered by any Award until the Participant becomes the record holder of such Shares.

Article 13. Change in Control

13.1    Accelerated Vesting. Upon the occurrence of a Change in Control, the exercisability and vesting of each outstanding Award shall be accelerated in full, and each such Award shall be fully exercisable and vested at such time. In addition, subject to the requirements and limitations of Section 409A of the Code, if applicable, the Board or the Committee may cause any one or more of the consequences set forth in Sections 13.2 and 13.3 to occur (or not to occur) upon a Change in Control.

13.2    Assumption, Continuation or Substitution of Awards. In the event of a Change in Control, the surviving, continuing, successor, or purchasing corporation or other business entity or parent thereof, as the case may be (the “Acquiror”), may, without the consent of any Participant, assume or continue the Company’s rights and obligations under each or any Award or portion thereof outstanding immediately prior to the Change in Control or substitute for each or any such outstanding Award or portion thereof a substantially equivalent award with respect to the Acquiror’s stock. For purposes of this Section, if so determined by the Board or the Committee, in its discretion, an Award or any portion thereof shall be deemed assumed if, following the Change in Control, the Award confers the right to receive, subject to the terms and conditions of the Plan and the applicable Award Agreement, for each Share subject to such portion of the Award immediately prior to the Change in Control, the consideration (whether stock, cash, other securities or property or a combination thereof) to which a holder of a Share on the effective date of the Change in Control was entitled (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration is not solely common stock of the Acquiror, the Board or the Committee may, with the consent of the Acquiror, provide for the consideration to be received upon the exercise of the Award for each Share to consist solely of common stock of the Acquiror equal in Fair Market Value to the per Share consideration received by holders of Stock pursuant to the Change in Control. If any portion of such consideration may be received by holders of Stock pursuant to the Change in Control on a contingent or delayed basis, the Board or the Committee may, in its discretion, determine such Fair Market Value per Share as of the time of the Change in Control on the basis of the Board’s or the Committee’s good faith estimate of the present value of the probable future payment of such consideration. Any Award or portion thereof which is neither assumed or continued by the Acquiror in connection with the Change in Control nor exercised as of the time of consummation of the Change in Control shall terminate and cease to be outstanding effective as of the time of consummation of the Change in Control. Notwithstanding the foregoing, Shares acquired upon exercise of an Award prior to the Change in Control and any consideration received pursuant to the Change in Control with respect to such Shares shall continue to be subject to all applicable provisions of the Award Agreement evidencing such Award except as otherwise provided in such Award Agreement.

13.3    Cash-Out of Outstanding Awards. The Board or the Committee may, in its discretion and without the consent of any Participant, determine that, upon the occurrence of a Change in Control, each or any Award or portion thereof outstanding immediately prior to the Change in Control and not previously exercised or settled shall be canceled in exchange for a payment with respect to each Share subject to such canceled Award in (i) cash, (ii) stock of the Company or of a corporation or other business entity a party to the Change in Control, or (iii) other property which, in any such case, shall be in an amount having a Fair Market Value equal to the Fair Market Value of the consideration to be paid per Share in the Change in Control, reduced (but not below zero) by the exercise price or purchase price per Share, if any, under such Award. If any portion of such consideration may be received by holders of Stock pursuant to the Change in Control on a contingent or delayed basis, the Board or the Committee may, in its sole discretion, determine such Fair Market Value per Share as of the time of the Change in Control on the basis of the Board’s or the Committee’s good faith estimate of the present value of the probable amount of future payment of such consideration. In the event such determination is made by the Board or the Committee, an Award having an exercise or purchase price per Share equal to or greater than the Fair Market Value of the consideration to be paid per Share in the Change in Control may be canceled without payment of consideration to the holder thereof. Payment pursuant to this Section (reduced by applicable withholding taxes, if any) shall be made to Participants in respect of their canceled Awards as soon as practicable following the date of the Change in Control.

Article 14. Amendment, Modification, Suspension, and Termination

14.1    Amendment, Modification, Suspension, and Termination. The Committee or Board may, at any time and from time to time, alter, amend, modify, suspend, or terminate the Plan in whole or in part, provided that any such alteration, amendment, modification, suspension or termination of the Plan pursuant to this Article 14 shall be effected in a manner compliant with Section 409A of the Code. No amendment of the Plan shall be made without shareholder approval if shareholder approval is required by applicable law, regulation, or stock exchange rule.

14.2    Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. The Committee may make adjustments in the terms and conditions of, and the criteria included in,

Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4.2 hereof) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent unintended dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under the Plan.

14.3    Awards Previously Granted. Notwithstanding any other provision of the Plan to the contrary, no termination, amendment, suspension, or modification of the Plan shall adversely affect in any material way any Award previously granted under the Plan, without the written consent of the Participant holding such Award.

14.4    Clawback and Other Provisions for Recovery or Termination of Awards. Notwithstanding anything else stated in this Plan or any Award Agreement, this Plan and each Award Agreement shall be subject to the following conditions:

(a)

Any term or provision in this Plan that is interpreted, deemed or found by any governmental agency or by the Company to be in violation or potential violation of any law, guidance, rule, regulation, regulatory action, order or decree (hereinafter individually and collectively referred to as “Law”) will be modified to conform to the Law.

(b)

Any bonus, retention award, incentive compensation or any other payment paid under this Plan or any Award Agreement is subject to recovery (clawback) by any governmental agency or by the Company to the extent required by Law if it is based on materially inaccurate statements of earnings, revenues or gains, or any performance criteria/metric or other criteria or metric that is found by any governmental agency or the Company to be materially inaccurate (or is otherwise required by Law) or to have encouraged unnecessary and/or excessive risk taking.

(c)	Payments that require regulatory or other approval are prohibited unless and until such approval is obtained, and the Company shall have no obligation to seek such approval.

(d)	The Company will adhere to all requirements required under applicable Law relating to, among other things, excessive compensation, golden parachute payments and risk management.

Article 15. Withholding

15.1    Tax Withholding. The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes, domestic or foreign (including the Participant’s FICA obligation), required by law or regulation to be withheld with respect to any taxable event arising or as a result of this Plan.

15.2    Share Withholding. With respect to withholding required upon the exercise of Options or SARs, upon the lapse of restrictions on Restricted Stock or Restricted Stock Units, or upon the achievement of performance goals related to Performance Shares, or any other taxable event arising as a result of Awards granted hereunder, the Company may require or Participants may elect, subject to the approval of the Committee, to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares having a FMV on the date the tax is to be determined equal to the tax that could be imposed on the transaction, provided that if required by the accounting rules and regulations to maintain favorable accounting treatment for the Awards, the tax is to be determined equal to the minimum statutory total tax that could be imposed on the transaction. All elections shall be irrevocable, made in writing, and signed by the Participant, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

Article 16. Successors

All obligations of the Company under the Plan with respect to Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

Article 17. General Provisions

17.1    Forfeiture Events. The Committee may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events shall include, but shall not be limited to, termination of employment for Cause, violation of material Company and/or Subsidiary policies, breach of noncompetition, confidentiality, or other restrictive covenants that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company or any Subsidiary.

17.2    Legend. The certificates for Shares may include any legend that the Committee deems appropriate to reflect any restrictions on transfer of such Shares.

17.3    Delivery of Title. The Company shall have no obligation to issue or deliver evidence of title for Shares issued under the Plan prior to:

(a)	Obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and

(b)

Completion of any registration or other qualification of the Shares under any applicable national or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable.

17.4    Investment Representations. The Committee may require each Participant receiving Shares pursuant to an Award under this Plan to represent and warrant in writing that the Participant is acquiring the Shares for investment and without any present intention to sell or distribute such Shares, and any further representations and warranties that may be required by applicable state or federal securities laws.

17.5    Uncertificated Shares. To the extent that the Plan provides for issuance of certificates to reflect the transfer of Shares, the transfer of such Shares may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange.

17.6    Unfunded Plan. Participants shall have no right, title, or interest whatsoever in or to any investments that the Company or any Subsidiary may make to aid it in meeting its obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company or any Subsidiary and any Participant, beneficiary, legal representative, or any other person. To the extent that any person acquires a right to receive payments from the Company or any Subsidiary under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in the Plan. The Plan is not intended to be subject to ERISA.

17.7    No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, Awards, or other property shall be issued or paid in lieu of fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise terminated.

17.8    Retirement and Welfare Plans. The Awards under this Plans will not be included as “compensation” for purposes of computing benefits payable to any Participant under the Company’s retirement plans (both qualified and nonqualified) or welfare benefit plans unless such other plan expressly provides that such compensation shall be taken into account in computing a Participant’s benefit.

Article 18. Legal Construction

18.1    Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.

18.2    Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

18.3    Requirements of Law. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required, including, but not limited to, the California Financial Code and the regulations promulgated by the California Department of Business Oversight, the rules and regulations of the Federal Deposit Insurance Corporation and the rules and regulations of the Federal Reserve Board. The Company shall receive the consideration required by law for the issuance of Awards under the Plan.

The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

18.4    Securities Law Compliance. Following the registration of the Company’s common stock under Section 12 of the Exchange Act, the Company may register Shares allotted pursuant to the exercise of an Award to effect compliance with the registration, qualification, and listing requirements of any national or foreign securities laws, stock exchange, or automated quotation system. With respect to Insiders, following registration of the Company’s common stock under Section 12 of the Exchange Act, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act. To the extent any provision of the Plan or action by the Committee fails to so comply following registration, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee. The Company may impose such additional conditions and restrictions as are necessary with respect to any Award as are necessary to comply with applicable federal and state securities laws.

18.5    Governing Law. The Plan and each Award Agreement shall be governed by the laws of the State of California, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction. Unless otherwise provided in the Award Agreement, recipients of an Award under the Plan are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of California, to resolve any and all issues that may arise out of or relate to the Plan or any related Award Agreement.

18.6    Section 409A of the Code. It is the Company’s intent that Awards and payments under the Plan are exempt from, and do not constitute “deferred compensation” subject to, Section 409A of the Code, or are compliant with Section 409A of the Code, and that the Plan shall be interpreted and administered accordingly to the fullest extent possible. If and to the extent that any payment is determined by the Company to constitute “non-qualified deferred compensation” subject to Section 409A of the Code and is payable hereunder to a Participant by reason of his termination of Service, then (a) such payment or benefit shall be made or provided to the Participant only upon a “separation from service” as defined for purposes of Section 409A of the Code under applicable regulations and (b) if the Participant is a “specified employee” (within the meaning of Section 409A of the Code and as determined by the Company), such payment shall be made or provided on the first day of a calendar month that is more than six months after the date of the Participant’s separation from service (or as soon as administratively feasible following the Participant’s earlier death). Neither the Company nor its Affiliates shall have any liability to any Participant, Participant’s spouse or other beneficiary of any Participant’s spouse or other beneficiary of any Participant or otherwise if the Plan or any amounts paid or payable hereunder are subject to the additional tax and penalties under Section 409A of the Code.

18.7    Shareholder Approval. The Plan shall be submitted for approval by the shareholders of the Company no later than twelve (12) months after the Effective Date. No Awards shall be granted under the Plan unless and until such shareholder approval is received.